Exhibit 99.1

FOR IMMEDIATE RELEASE

THL Credit Announces Third Quarter 2014 Financial Results

Declares a Dividend of $0.34 Per Share

BOSTON – Nov. 6, 2014 – THL Credit, Inc. (NASDAQ: TCRD) (“THL Credit”), a direct lender to middle market companies, today announced financial results for its fiscal third quarter ended Sept. 30, 2014. Additionally, THL Credit announced that its Board of Directors has declared a fourth fiscal quarter 2014 dividend of $0.34 per share payable on Dec. 31, 2014, to stockholders of record as of Dec. 15, 2014.

HIGHLIGHTS

($ in millions, except per share amounts)
Portfolio results	As of Sept. 30, 2014
Total assets	$743.1
Investment portfolio, at fair value	$718.0
Net assets	$450.4
Net asset value per share	$13.29
Weighted average yield on investments	11.3%

	Quarter ended Sept. 30, 2014	Quarter ended Sept. 30, 2013
Portfolio activity
Total portfolio investments made, at par	$39.8	$100.2
Number of new portfolio investments	2	5
Number of portfolio investments at end of period	57	49
Operating results
Total investment income	$23.1	$19.1
Net investment income	$12.2	$11.6
Net increase in net assets from operations	$11.8	$7.8
Net investment income per share	$0.36	$0.34
Dividends declared per share	$0.34	$0.42

Sam W. Tillinghast, THL Credit’s co-chief executive officer, said, “We are pleased with our financial results this quarter. The overall strong performance of our portfolio continues to provide us with a reliable earnings stream to support our dividend. With the deployment of $40 million of capital in the third quarter, we have now closed $236 million of new and follow-on investments during the year for net portfolio growth of approximately $72 million. In addition, as individual investments in our portfolio were prepaid during the quarter, we were able to generate accretive earnings from fees and have already been successful in redeploying this capital early in the fourth quarter.”

Christopher J. Flynn, THL Credit’s co-chief executive officer, added, “Despite a more challenging lending environment characterized by tightening spreads and higher leverage multiples from a macro perspective, our pipeline remains robust with actionable investment opportunities that each of our five direct origination offices continues to selectively explore. We will continue to utilize capacity on our credit facility and proceeds from repayments to fund our investments.”

PORTFOLIO AND INVESTMENT ACTIVITY

In the third quarter, THL Credit closed on $27.8 million in two new investments and $12.0 million in follow-on investments in eight existing portfolio companies.

Investments for the quarter included:

•	$17.5 million investment in the first lien loan of Virtus Pharmaceuticals, LLC (“Virtus”), a pharmaceutical company focused on the development and marketing of generic prescription products to wholesalers and chain drug stores. Virtus is headquartered in Tampa, FL;

•	$3.4 million investment in the subordinated note of A10 Capital, LLC (“A10 Capital”) and $6.9 million investment in the preferred equity of an affiliate of A10 Capital, a finance company specializing in the origination of interest-only commercial real estate loans, headquartered in Boise, ID; and

•	Follow-on investments of $3.5 million in the delayed draw loan of Loadmaster Derrick & Equipment, Inc.; $2.6 million in the first lien term loan of Harrison Gypsum, LLC.; $2.1 million in the senior secured term loan of Wheels Up Partners LLC; $2.9 million each in the revolving loans of Holland Intermediate Acquisition Corp. and Hart InterCivic, Inc. and $0.9 million in other investments.

Notable realizations for the quarter included:

•	$23.5 million from the repayment of THL Credit’s subordinated debt investment in Trinity Services Group Inc., which includes a prepayment premium of $0.5 million;

•	$20.2 million from the repayment of THL Credit’s second lien debt investment in TriMark USA, LLC, which includes a prepayment premium of $0.2 million;

•	$12.0 million in proceeds from the repayment of THL Credit’s second lien debt investment in Tectum Holdings Inc.; and

•	$5.1 million from the sale of THL Credit’s remaining second lien debt investment in Blue Coat Systems, Inc., which includes a realized gain of $0.1 million.

In addition, THL Credit’s investment in C&K Market, Inc.’s (“C&K Market”) debt and warrants as well as certain interest due, together totaling $14.3 million of cost, were converted to common and preferred controlling equity positions following the company’s emergence from bankruptcy in Aug. 2014.

These transactions bring the total fair value of THL Credit’s investment portfolio to $718.0 million across 57 portfolio investments at the end of the third quarter. The weighted average yield on new investments made this quarter was 11.8 percent. As of Sept. 30, 2014, the weighted average yield of the debt and income-producing securities in the investment portfolio at their current cost basis was 11.3 percent. The weighted average yield on the debt investments alone at their current cost basis was 11.1 percent. As of Sept. 30, 2014, THL Credit had two loans on non-accrual status with an aggregate amortized cost basis of $26.1 million and fair value of $14.3 million, or 3.6 percent and 2.0 percent of the portfolio’s amortized cost and fair value, respectively.

As of Sept. 30, 2014, THL Credit’s investment portfolio at fair value was allocated 45 percent in first lien debt, including unitranche investments, 27 percent in second lien debt, 15 percent in subordinated debt, 7 percent in other income-producing securities and 6 percent in equity securities.

This compares to its portfolio as of Dec. 31, 2013, which had a fair value of $648.9 million across 54 investments allocated 41 percent in first lien debt, including unitranche investments, 24 percent in second lien debt, 24 percent in subordinated debt and 11 percent in other income-producing equity securities. The weighted average yield of the debt and other income-producing securities in the investment portfolio at their cost basis as of Dec. 31, 2013, was 11.7 percent. The weighted average yield on the debt investments alone at their cost basis as of Dec. 31, 2013, was 11.4 percent. As of Dec. 31, 2013, THL Credit had two loans on non-accrual status with an aggregate amortized cost basis of $21.0 million and fair value of $16.8, or 3.2 percent and 2.6 percent of the portfolio’s amortized cost and fair value, respectively.

RESULTS OF OPERATIONS

Investment income

Total investment income for the three months ended Sept. 30, 2014 and 2013 was $23.1 million and $19.1 million, respectively, and consisted of $20.1 million and $15.9 million of interest income on debt securities (which included PIK interest of $0.5 million and $0.6 million, respectively, and prepayment premiums of $0.7 million and $0.3 million, respectively), $0.2 million and $0.4 million of dividend income, respectively, $1.8 million and $1.8 million of interest income on other income-producing securities, respectively and $1.0 million and $1.0 million of other income, respectively, primarily related to fees from THL Credit’s managed vehicles, THL Credit Greenway Fund LLC and THL Credit Greenway Fund II LLC, and a related investment vehicle.

The increases in investment income from the respective periods were primarily due to the growth in the overall investment portfolio and related interest income offset by lower dividend income.

Expenses

Expenses for the three months ended Sept. 30, 2014 and 2013 were $10.9 million and $7.5 million, respectively. For the three months ended Sept. 30, 2014 and 2013, base management fees were $2.9 million and $2.1 million, incentive fees totaled $2.9 million and $2.1 million, administrator and other expenses for the same quarters totaled $2.3 million and $1.7 million and fees and expenses related to THL Credit’s credit facility for the same quarters totaled $2.7 million and $1.7 million, respectively. In addition, for the three months ended Sept. 30, 2014 and 2013, THL Credit recorded an income tax provision (benefit) related to its consolidated blocker corporations and excise tax of $0.1 million and $(0.1) million, respectively.

The increase in operating expenses for the respective periods was due primarily to the increase in base management fees related to the growth of the portfolio and credit facility expenses, which was a result of an increase in the credit facility commitments and borrowings outstanding. The increase to other expenses was due to an increase in professional fees and other operating costs related to the growth and maturity of the portfolio.

Net investment income

Net investment income totaled $12.2 million and $11.6 million, or $0.36 and $0.34 per share based upon weighted average common shares outstanding, for the three months ended Sept. 30, 2014 and 2013, respectively.

The increase in net investment income for the quarter is primarily due to the growth in the overall investment portfolio and related interest income offset by lower dividend income.

Net realized gains and losses on investments, net of income tax provision

THL Credit recognized net realized loss on portfolio investments of $0.8 million during the three months ended Sept. 30, 2014, related to the $1.0 million loss on a conversion from debt to equity of THL Credit’s investment in C&K Market offset by $0.2 million in aggregate gains primarily from the sale of Blue Coat Systems, Inc. For the three months ended Sept. 30, 2013, THL Credit recognized a realized loss of $0.4 million and an offsetting tax benefit of $1.1 million reflecting a revision to previously recognized estimated realized gains and dividend income as a result of adjusted tax estimates from YP Equity Investors, LLC.

Net change in unrealized appreciation on investments

For the three months ended Sept. 30, 2014 and 2013, THL Credit’s investment portfolio had a net change in unrealized appreciation of $0.5 million and $(3.1) million, respectively. The net change in unrealized appreciation compared to the same quarters in the prior year was driven primarily by changes in capital market conditions, financial performance of certain portfolio companies and the reversal of unrealized depreciation of debt investments repaid or converted into equity in connection with a debt extinguishment.

Provision for taxes on unrealized gain on investments

For the three months ended Sept. 30, 2014 and 2013, THL Credit recognized a provision for tax on unrealized gains of $0.3 million and $1.1 million related to consolidated subsidiaries, respectively.

The change in provision for tax on unrealized gain relates primarily to changes to the unrealized appreciation of the investments held in these taxable consolidated subsidiaries as well as the change in the 2013 estimates received from certain portfolio companies.

Realized and unrealized appreciation (depreciation) on interest rate derivative

For the three months ended Sept. 30, 2014 and 2013, THL Credit’s interest rate derivative agreement, had a net change in unrealized appreciation (depreciation) of $0.3 million and $(0.2) million, respectively. The net change in unrealized appreciation (depreciation) was due to capital market changes impacting swap rates.

For the three months ended Sept. 30, 2014 and 2013, THL Credit recognized a realized loss related to amounts paid on the interest rate derivative of $0.1 million and $0.1 million, respectively.

Net increase in net assets resulting from operations

Net increase in net assets resulting from operations totaled $11.8 million and $7.8 million, or $0.35 and $0.23 per share based upon weighted average common shares outstanding, for the three months ended Sept. 30, 2014 and 2013, respectively.

The increase in net assets resulting from operations is due primarily to the growth in the portfolio and the change in the unrealized appreciation of investments.

FINANCIAL CONDITION, LIQUIDITY INCLUDING THE CAPITAL RESOURCES

As of Sept. 30, 2014, THL Credit had cash of $7.1 million. THL Credit’s liquidity and capital resources are derived from its revolving credit facility, equity raises and cash flows from operations, including investment sales and repayments, and income earned. THL Credit’s primary use of funds includes making investments in portfolio companies, payment of dividends to stockholders and funding operating expenses it incurs. THL Credit used, and expects to continue to use, these capital resources, together with proceeds from the turnover within the portfolio and from future public and private offerings of securities to finance its investment objectives.

As of Sept. 30, 2014, THL Credit had $281.6 million in outstanding borrowings, which was comprised of $106.5 million outstanding on the term loan and $175.1 million outstanding on the revolving credit facility, with a weighted average interest rate of 2.97 percent. During the nine months ended Sept. 30, 2014, THL Credit borrowed $234.6 million under its revolving credit facility, increased the size of its term loan facility by $13.5 million and repaid $170.7 million on its revolving credit facility with proceeds from the term loan facility, investment prepayments and sales and investment income.

For the nine months ended Sept. 30, 2014, THL Credit’s operating activities used cash of $41.5 million primarily in connection with the purchase and sales of investments and its financing activities provided cash of $77.3 million from the net borrowings and used $34.6 million for distributions to stockholders and $1.9 million for the payment of financing and offering costs.

For the nine months ended Sept. 30, 2013, THL Credit’s operating activities used cash of $143.5 million primarily in connection with the purchase and sales of investments and its financing activities provided cash of $186.9 million from net borrowings and common stock offering, net of offering costs, and used cash of $31.9 million for distributions to stockholders and $6.3 million for the payment of financing and offering costs.

RECENT DEVELOPMENTS

From Oct. 1, 2014 through Nov. 6, 2014, THL Credit made new and follow-on investments totaling $75.6 million in the financial services, healthcare, and manufacturing industries. Of the new and follow-on investments, 57.0 percent were first lien senior secured debt, 23.2 percent were second lien debt, 5.9 percent were subordinated debt 13.2 percent were CLO residual interests and 0.7 percent were investments in funds. Of the new and follow-on debt investments, 76.2 percent were floating and 23.8 percent were fixed rate debt based upon principal balance. The new and follow-on debt, and income-producing investments had a weighted average yield based upon cost at the time of the investment of 10.5 percent.

On Oct. 20, 2014, THL Credit restructured our investment in Wingspan Portfolio Holdings, Inc., or Wingspan. As part of the restructuring, THL Credit exchanged our subordinated term loan for a controlled equity position of an affiliated entity, Dimont Acquisition Inc. (“Dimont”). The fair value of the shares for the equity received in the exchange approximated the fair value of the subordinated debt reflected as of Sept. 30, 2014. Concurrently, THL Credit made a $4.5 million investment (included in the $75.6 million noted above) in the subordinated term loan of Dimont & Associates, Inc., a wholly-owned subsidiary of Dimont. Dimont was previously a wholly-owned subsidiary of Wingspan.

On Oct. 24, 2014, THL Credit sold our CLO residual interest in Octagon Income Note XIV, Ltd generating proceeds of $7.7 million and a realized gain of $0.2 million.

On Nov. 3, 2014, THL Credit received proceeds of $10.2 million from the prepayment of a second lien term loan in Surgery Center Holdings, Inc. The proceeds included a $0.2 million prepayment premium.

On Nov. 4, 2014, THL Credit sold $5.3 million of its second lien term loan in Expert Global Solutions, Inc. and recognized a realized loss of $0.3 million.

On Nov. 4, 2014, our board of directors declared a dividend of $0.34 per share payable on Dec. 31, 2014 to stockholders of record at the close of business on Dec. 15, 2014.

CONFERENCE CALL

THL Credit will host a conference call to discuss these results and its business outlook on Nov. 7, 2014, at 8:30 a.m. Eastern Standard Time. The conference call will be led by Christopher J. Flynn and Sam W. Tillinghast, THL Credit’s co-chief executive officers, and Terrence W. Olson, chief operating officer and chief financial officer. They will be joined on the conference call by James K. Hunt, THL Credit’s Chairman of the Board.

For those wishing to participate by telephone, please dial (877) 375-9141 (domestic) or (253) 237-1151 (international). Use passcode 17076463. THL Credit will also broadcast the conference call live via its website at www.thlcredit.com. Starting approximately two hours after the conclusion of the call, a replay will be available through Nov. 14, 2014, by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering passcode 17076463. The replay will also be available on the THL Credit’s website.

AVAILABLE INFORMATION

THL Credit’s filings with the Securities and Exchange Commission, press releases, earnings releases, investor presentation and other financial information are available on its website at www.thlcredit.com.

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	September 30, 2014 (unaudited)	December 31, 2013
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $693,653 and $645,911, respectively)	$693,349	$648,860
Controlled investments (cost of $24,376 and $0, respectively)	24,675	—
Non-controlled, affiliated investments (cost of $8 and $7, respectively)	8	7

Total investments at fair value (cost of $718,037 and $645,918, respectively)	$718,032	$648,867
Cash	7,105	7,829
Interest receivable	9,636	7,225
Deferred financing costs	5,287	4,604
Due from affiliate	763	1,025
Receivable for paydown of investments	716	275
Other deferred assets	656	825
Deferred offering costs	292	—
Prepaid expenses and other assets	630	441
Escrow receivable	—	1,800

Total assets	$743,117	$672,891

Liabilities:
Loans payable	$281,601	$204,300
Payable for investment purchased	—	4,400
Accrued incentive fees	3,973	3,421
Base management fees payable	2,931	2,243
Deferred tax liability	1,721	2,414
Accrued expenses	1,307	1,617
Accrued credit facility fees and interest	651	567
Interest rate derivative	116	284
Other deferred liabilities	219	—
Accrued administrator expenses	151	158
Due to affiliate	14	474
Income taxes payable	—	71

Total liabilities	292,684	219,949

Net Assets:
Preferred stock, par value $.001 per share, 100,000 preferred shares authorized, no preferred shares issued and outstanding	—	—
Common stock, par value $.001 per share, 100,000 common shares authorized, 33,905 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	34	34
Paid-in capital in excess of par	448,776	450,043
Net unrealized appreciation (depreciation) on investments, net of provision for taxes of $1,721 and $2,414, respectively	(1,726)	535
Net unrealized depreciation on interest rate derivative	(116)	(284)
Interest rate derivative periodic interest payments, net	(957)	(613)
Accumulated undistributed net realized (losses) gains	(126)	2,023
Accumulated undistributed net investment income	4,548	1,204

Total net assets	450,433	452,942

Total liabilities and net assets	$743,117	$672,891

Net asset value per share	$13.29	$13.36

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013
Investment Income:
From non-controlled, non-affiliated investments:
Interest income	$21,659	$17,694	$60,932	$48,472
Dividend income	229	356	3,014	4,884
Other income	265	142	1,296	687
From non-controlled, affiliated investments:
Other income	703	872	2,217	2,116
From controlled investments:
Interest income	236	—	276	—
Other income	53	—	53	—

Total investment income	23,145	19,064	67,788	56,159
Expenses:
Incentive fees	2,944	2,053	8,010	8,093
Base management fees	2,931	2,081	8,333	5,278
Credit facility interest and fees	2,388	1,403	6,953	3,898
Administrator expenses	976	800	2,850	2,450
Other general and administrative expenses	677	508	1,988	1,354
Professional fees	373	311	1,390	953
Amortization of deferred financing costs	340	274	975	1,039
Directors’ fees	166	152	458	438

Total expenses	10,795	7,582	30,957	23,503
Income tax provision (benefit) and excise tax	127	(120)	1,018	376

Net investment income	12,223	11,602	35,813	32,280
Realized Gain (Loss) and Change in Unrealized Appreciation on Investments:
Net realized (loss) gain on non-controlled, non-affiliated investments	(777)	(390)	(1,051)	2,393
Net change in unrealized appreciation (depreciation) on investments:
Non-controlled, non-affiliated investments	206	(3,141)	(3,254)	(2,123)
Controlled, non-affiliated investments	299	—	299	—

Net realized and unrealized (loss) gain from investments	(272)	(3,531)	(4,006)	270
Benefit (provision) for taxes on realized gain on investments	—	1,097	(249)	—
Benefit (provision) for taxes on unrealized gain on investments	(292)	(1,050)	693	(981)
Interest rate derivative periodic interest payments, net	(116)	(113)	(344)	(321)
Net change in unrealized (depreciation) appreciation on interest rate derivative	267	(248)	168	739

Net increase in net assets resulting from operations	$11,810	$7,757	$32,075	$31,987

Net investment income per common share:
Basic and diluted	$0.36	$0.34	$1.06	$1.11
Net increase in net assets resulting from operations per common share:
Basic and diluted	$0.35	$0.23	$0.95	$1.10
Dividends declared and paid	$0.34	$0.42	$1.02	$1.09
Weighted average shares of common stock outstanding:
Basic and diluted	33,905	33,905	33,905	29,068

ABOUT THL CREDIT

THL Credit, Inc. (“THL Credit”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company (BDC) under the Investment Company Act of 1940. THL Credit’s investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies.

THL Credit is headquartered in Boston, with additional investment teams in Chicago, Houston, Los Angeles and New York. THL Credit is a direct lender that invests in first lien and second lien secured loans, including through unitranche investments, as well as subordinated debt, which may include an associated equity component such as warrants, preferred stock or other similar securities. In certain instances, THL Credit will also make direct equity investments and may also selectively invest in the residual interests, or equity, of collateralized loan obligations. THL Credit targets investments in middle market companies with annual revenues of between $25 million and $500 million that require capital for growth and acquisitions. THL Credit’s investment activities are managed by THL Credit Advisors LLC, an investment adviser registered under the Investment Advisers Act of 1940.

ABOUT THL CREDIT ADVISORS LLC

THL Credit Advisors LLC (“THL Credit Advisors”) is an alternative credit investment manager for both direct lending and broadly syndicated investments through public and private vehicles, collateralized loan obligations, separately managed accounts and co-mingled funds. THL Credit and its subsidiary maintain a variety of advisory and sub-advisory relationships across their investment platforms, including THL Credit, Inc. (Nasdaq: TCRD), a publicly traded business development company, and THL Credit Senior Loan Fund (NYSE: TSLF), a non-diversified, closed-end management investment company.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may constitute forward-looking statements. Such statements reflect various assumptions by THL Credit concerning anticipated results and are not guarantees of future performance. The accuracy of such statements involves known and unknown risks, uncertainties and other factors that, in some ways, are beyond management’s control, including the factors described from time to time in filings by THL Credit with the Securities and Exchange Commission. THL Credit undertakes no duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact:

THL Credit, Inc.

Terrence W. Olson, COO & CFO

800-450-4424

Media Contact:

Sard Verbinnen & Co

Matt Benson

212-687-8080

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